SORL Auto Parts Reports Financial Results
For the Second Quarter of 2012

- Free Cash Flow of $9.8 Million in First Six Months -

ZHEJIANG, China, August 14, 2012 -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Financial Highlights

•	Revenues for the second quarter of 2012 were $52.1 million;
•	Gross margin was 27.2% in the second quarter of 2012, up from 27.1% in the second quarter of 2011;
•	Net Income attributable to shareholders was $3.0 million, or $0.16 per diluted share, in the second quarter of 2012;
•	In the first six months, cash flow from operating activities was $10.2 million and free cash flow of $9.8 million was generated.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, “We produced a strong quarter in a very difficult global commercial vehicle market. While our revenue in the domestic OEM, domestic aftermarket and international market all experienced different levels of year-over-year declines, we managed to hold our market shares and protect our gross margin. Despite the negative sentiment in the marketplace, there is also a bright side to the story. The large and increasing base of commercial vehicles in operation in China, stricter safety measures and the expiration of OEM warranties helped SORL’s aftermarket sales, as braking systems are one of the most critical controls of a vehicle’s safety. In addition, the continuing growth of China’s many large urban centers, new school bus regulations and the Chinese government’s increased support for public transportation supports the bus aftermarket and OEM markets. Internationally, we also see opportunities as Chinese-made product quality has reached the same level of global counterparts, but with a better pricing advantage, especially in the standard product category.”

Ms. Jinrui Yu, SORL’s Chief Operating Officer, commented, “In a market with excess capacity, our balanced revenue sources enable us to stay competitive financially and operationally. We continue to execute our product strategy by introducing new products with new features, which helped to stabilize sales in the OEM market and aftermarket and defend our gross margin. Our penetration into the bus and light-duty vehicle OEM markets helped offset the sales decline in the medium-duty and heavy-duty OEM truck market in the second quarter of 2012. We increased our receivables and inventory management and improved our balance sheet through much stronger free cash flow generation in the quarter. Due to our improved cash flow in the first half of 2012, we have also significantly reduced our bank loans and lowered our financial expenses.”

Financial Performance

For the second quarter of 2012, net sales were $52.1 million, compared to $61.1 million for the second quarter of 2011. Revenues from the Company’s domestic OEM customers were $25.6 million, compared to $32.6 million for the second quarter of 2011. Revenues from China's domestic aftermarket were $11.7 million, a 7.9% decrease over the previous year’s second quarter. Revenues from international markets were $14.8 million, compared to $15.7 million from the same period in 2011.

China’s macroeconomic climate resulted in lower GDP growth of 7.6%, the lowest quarterly rate in the past three years, and commercial vehicle sales were affected. According to the China Association of Automobile Manufacturers (CAAM), commercial vehicle sales declined by 10.2% during the 2012 second quarter and sales of heavy-duty truck and trailers were 35.2% lower in the 2012 second quarter as compared with the same quarter last year. For the first time since China entered its industrialization and urbanization business phase, the growth rate of automotive vehicle sales declined in China over the first six month periods in two consecutive years. International sales decreased by 5.7% to $14.8 million for the second quarter of 2012. The decrease in international sales has several causes. The ongoing European debt crisis and currency depreciation in certain markets continued to cause some international customers to lower their inventory levels. Unstable situations in the Middle Eastern countries restricted some customers’ purchases from those countries.

The gross profit for the second quarter of 2012 was $14.2 million, compared with the gross profit of $16.6 million, for the second quarter of 2011. Gross margin was 27.2%, slightly higher than the 27.1% gross margin in the second quarter of 2011. The stability of the gross margin was primarily the result of increasing production efficiency, improving the technologies of products, and improving the Company’s product portfolio, especially in the passenger vehicle braking segment. The Company believes that its focus on improving production efficiencies and increasing the sales of higher-profit, higher-technology new products will help maintain or improve its gross profit margin.

Operating expenses decreased by 4.8% to $9.8 million in the second quarter of 2012 from $10.3 million in the second quarter of 2011.

Selling and distribution expenses were $3.52 million, or 6.8% of quarterly revenue compared with $3.46 million, or 5.7% of revenues in the same quarter of 2011.The higher expenses were mainly due to higher travel and wage expenses in an effort to enhance the Company’s marketing campaigns in both domestic OEM and aftermarket sectors.

General and administrative (G&A) expenses in the second quarter of 2012 were $3.5 million, or 6.7% of revenue, compared with $3.8 million, or 6.2%, in the second quarter of 2011. The higher percentage of G&A expenses to revenues in the second quarter of 2012 was mainly due to lower sales.

Research and development (R&D) expenses were $2.3 million, or 4.4% of revenue in the second quarter of 2012 compared with $2.2 million, or 3.6% in the second quarter of 2011. The R&D program was mainly focused on developing higher-margin, electronically controlled mechatronic products, upgrades to the Company’s traditional valve products to capture market share, and improvement in production techniques.

Operating income was $4.3 million for the second quarter of 2012 compared to $6.2 million for the same quarter of 2011. The reduced operating income reflects lower sales and gross profit. The operating margin percentage was 8.3% in the second quarter of 2012, lower than 10.2% in the second quarter of 2011, but higher than 7.5% in the first quarter of 2012.

Income tax expense was $1.3 million and $1.0 million for the quarters ended June 30, 2012 and 2011, respectively.  For the quarter ended June 30, 2012, the effective income tax rate was 25%. However, the Company is in the process of renewing its “High-Tech Enterprise” certificate. When this renewal is completed, the effective income tax rate will be reduced to 15% later in 2012. Upon receiving High-Tech Enterprise certificate, the company will expect a tax refund of partial tax payment in the previous quarters, adjusting to the new tax rate.

Net income attributable to stockholders for the second quarter of 2012 was $3.0 million, or $0.16 per basic and diluted share, compared with $5.0 million, or $0.26 per basic and diluted share, in the second quarter of 2011.

First Six Months Financial Results

SORL's net sales for the first six months of 2012 were $96.7 million, compared with $113.1 million during the same period in 2011.

For the six months ended June 30, 2012, domestic OEM sales were $51.4 million, a 20.4% decrease from the same period in 2011. Aftermarket sales were $21.5 million reflecting a slight increase from a year ago. International sales declined 12.2% to $23.8 million compared with last year’s first six month period.

SORL's gross profit declined to $26.4 million from $31.2 million during the first six months in 2011. Gross margin was 27.3% in 2012 compared with 27.6% for the first six months of 2011.

Income from operations declined to $7.7 million from $12.3 million for the first six months of 2011. Operating margin was 7.9% versus10.9% in the year ago same period.

The net income attributable to stockholders was $5.3 million, compared with $9.8 million in the first six months of 2011, with basic and diluted earnings per share ("EPS") of $0.28 and $0.51, respectively.

Balance Sheet

As of June 30, 2012, the Company had cash and cash equivalents of $21.3 million compared with $17.1 million on December 31, 2011. Bank acceptance notes from customers decreased to $11.7 million from $18.0 million at December 31, 2011. Short term bank loans were reduced to $12.1 million from $18.4 million at the end of 2011. Total equity increased to $179.3 million at the end of June 2012 compared with $174.1 million at December 31, 2011. The Company had working capital of $122.6 million as compared to working capital of $115.1 million at December 31, 2011. The current ratio was 3.76 to 1 at June 30, 2012. Net cash flow from operating activities was $10.2 million for the first six months of 2012, compared with $10.6 million in the year ago same period. Capital expenditures in the first six months of 2012 were $0.4 million as compared to $4.9 million in the same period of 2011.

Recent Developments

On July 20, 2012, SORL announced that a large retail auto parts and service retail chain in the U.S. is now offering SORL hydraulic replacement brake parts to its customers. In 2011, SORL's international sales increased by 17.7% as its products were sold into more than 104 countries and regions in the world and accounted for 26.3% of sales. Three of the top 7 international customers in 2011 were located in the United States.

On July 18, 2012, Company announced it had launched a new generation of electric air brake compressors to be used in electric buses. Air brake compressors used in traditional vehicles are powered by an internal combustion engine. SORL's new generation of electric air brake compressors are powered by an electric motor, thereby increasing fuel conservation and reducing pollution. The new compressors have an extended life span as it is far easier to make them start or stop working. An electric air compressor is a necessity for all electric buses with an air brake system.  The new compressors have completed all quality and performance tests and are currently being evaluated by the major electric bus manufacturers. The State Council issued the "energy-saving and new energy automotive industry development plan (2012-2020)" directive identifying that pure electric drive is the main strategic orientation of new energy vehicles. SORL's mission is to help industrialize pure electric and plug-in hybrid vehicles, promote and popularize non-plug-in hybrid vehicles, and enhance energy-saving combustion engine vehicles, to increase the overall technological level of China's automotive industry.

On July 2, 2012, the Company announced it had recently qualified as a supplier to Beijing Foton Daimler Automotive Co., Ltd. ("BFDA") after passing a number of rigorous on-site inspections and evaluations. In May 2012, BFDA's assessment panel conducted a two-day, on-site inspection at SORL to determine the Company's qualifications to become a potential domestic supplier. The assessment process included various elements such as evaluations of the Company & Management, Project & Supplier Management, Engineering, Quality, Production, and Supply & Logistics. SORL successfully met all requirements, and entered into BFDA's supplier system to become a potential supplier.

Business Outlook

For the fiscal year 2012, management revised their expectations for net sales to be approximately $198 million and net income to be approximately $11.1 million. The net income guidance is currently based upon 25% tax rate which is subject to change upon the renewal approval of High-Tech Enterprise status. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

“Going into second half of the year, there remains uncertainties in many markets. However, we remain confident that we will increase our market share domestically and internationally. With our improved understanding of global market coupled with an increased number of SKUs, we will continue to increase our penetration into more developed and emerging markets. On the cost control side, we will reduce headcounts and continue to focus on productivity improvement by utilizing more automated equipment. We also expect to continue to generate solid free cash flow. We believe that with our strong financial discipline, solid product execution and invaluable experience throughout the 2008-2009 periods, we are well positioned to weather another storm and build strength for the next wave of growth in coming years.” Ms. Yu concluded.

Conference Call

Management will host a conference call on Tuesday, August 14, 2012 at 8:00 a.m. EDT / 8:00 p.m. Beijing Time to discuss its 2012 second quarter financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, or +1-201-689-8565 for international callers, and China toll free 00-800-4626-6666. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EDT on September 14, 2012. The replay dial-in numbers are: U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Account “286” and Conference ID “398776” to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake system, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake system and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin

86+13967776556

86+577+65817721
Email: ljf@sorl.com.cn

Phyllis Huang

86+15167705972

86+577+65817721
Email: Phyllis@sorl.com.cn

Kevin Theiss
Grayling
Tel: +1-646-284-9409
Email: kevin.theiss@grayling.com

- Tables follow –

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
June 30, 2012 and December 31, 2011

	June 30, 2012		December 31, 2011
	(Unaudited)
Assets
Current Assets
Cash and Cash Equivalents	US$	21,349,583	US$	17,116,692
Accounts Receivable, Net of Provision		69,124,181		65,344,441
Bank acceptance notes from customers		11,691,305		17,980,145
Inventory		54,863,701		56,377,556
Prepayments		7,145,345		2,484,026
Other current assets		2,022,219		4,960,061
Deferred tax assets		792,496		605,539
Total Current Assets		166,988,830		164,868,460
Fixed Assets
Machinery		51,338,974		49,879,491
Molds		1,379,570		1,384,825
Office equipment		1,507,432		1,439,305
Vehicle		1,977,931		1,853,111
Building		8,854,995		8,888,723
Machinery held under capital lease		18,097,156		18,166,087
Construction in progress		153,336		1,503,200
Less: Accumulated Depreciation		(34,309,286)		(30,905,671)
Property, Plant and Equipment, Net		49,000,108		52,209,071
Leasehold Improvements in Progress		366,912		375,604

Land Use Rights, Net		14,870,156		15,111,078

Other Non-Current Assets

Intangible Assets		175,203		175,871
Less: Accumulated Amortization		(100,226)		(92,237)
Intangible Assets, Net		74,977		83,634
Security Deposits On Lease Agreement		1,872,757		1,879,890
Other assets		9,046		-
Total Other Non-Current Assets		1,956,780		1,963,524
Total Assets	US$	233,182,786	US$	234,527,737

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable, including $50,495 and $524,148 due to related parties at June 30, 2012 and December 31, 2011, respectively.	US$	10,418,339	US$	10,772,396
Bank acceptance notes to vendors		3,320,211		5,589,678
Deposit Received from Customers		5,012,252		5,074,532
Short term bank loans		12,080,097		16,448,527
Income tax payable		1,240,240		273,781
Accrued Expenses		9,660,623		8,808,788
Current Portion Of Capital Lease Obligations		2,389,159		2,305,125
Other Current Liabilities, including $118,659 and $143,950 due to related parties at June 30, 2012 and December 31, 2011, respectively.		241,852		467,850
Total Current Liabilities		44,362,773		49,740,677

Non-Current Liabilities
Non-Current Portion Of Capital Lease Obligations		9,211,306		10,469,265
Deferred tax liabilities		263,192		236,385
Total Non-Current Liabilities		9,474,498		10,705,650

Total Liabilities	US$	53,837,271	US$	60,446,327

Stockholders' Equity

Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of June 30, 2012 and December 31, 2011		-		-
Common Stock - $0.002 Par Value; 50,000,000 authorized,
19,304,921 and 19,304,921 issued and outstanding as of
June 30, 2012 and December 31, 2011		38,609		38,609
Additional Paid In Capital		42,199,014		42,199,014
Reserves		8,919,810		8,375,392
Accumulated other comprehensive income		21,359,374		21,910,957
Retained Earnings		89,395,858		84,610,260
Total SORL Auto Parts, Inc. stockholders' equity		161,912,665		157,134,232
Noncontrolling Interest In Subsidiaries		17,432,850		16,947,178
Total Equity		179,345,515		174,081,410
Total Liabilities and Stockholders' Equity	US$	233,182,786	US$	234,527,737

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
Three Months and Six Months Ended June 30, 2012 and 2011

	Three Month Ended June 30,			Six Months Ended June 30,
	2012		2011	2012		2011

Sales	US$	52,092,172	61,106,892	US$	96,690,413	113,099,857
Include: sales to related parties		393,384	388,169		1,458,611	1,293,116
Cost of Sales		37,912,979	44,524,512		70,294,923	81,928,458

Gross Profit		14,179,193	16,582,380		26,395,490	31,171,399

Expenses:
Selling and Distribution Expenses		3,523,498	3,459,526		6,694,400	6,528,754
General and Administrative Expenses		3,493,009	3,813,274		7,350,766	6,679,722
Research and development expenses		2,296,820	2,198,707		3,563,976	4,177,608
Financial Expenses		532,722	872,846		1,127,619	1,440,198

Total Expenses		9,846,049	10,344,353		18,736,761	18,826,282

Operating Income		4,333,144	6,238,027		7,658,729	12,345,117

Other Income		412,975	259,109		764,820	464,357
Non-Operating Expenses		(192,296)	(31,790)		(253,192)	(39,927)

Income (Loss) Before Provision for Income Taxes		4,553,823	6,465,346		8,170,357	12,769,547

Provision for Income Taxes		1,279,762	973,077		2,298,418	1,922,820

Net Income	US$	3,274,061	5,492,269	US$	5,871,939	10,846,727

Other Comprehensive Income - Foreign Currency Translation Adjustment		(873,696)	2,080,892		(607,834)	3,615,068

Total Comprehensive Income		2,400,365	7,573,161		5,264,105	14,461,795

Less:
Net income attributable to Noncontrolling Interest In Subsidiaries		278,034	522,072		541,923	1,022,207

Other Comprehensive Income Attributable to Non-controlling Interest's Share		(86,950)	208,209		(56,251)	361,627

Total Comprehensive Income Attributable to Non-controlling Interest's Share		191,084	730,281		485,672	1,383,834

Net Income Attributable to Stockholders	US$	2,996,027	4,970,197	US$	5,330,016	9,824,520

Other Comprehensive Income Attributable to Stockholders		(786,746)	1,872,683		(551,583)	3,253,441

Total Comprehensive Income Attributable to Stockholders	US$	2,209,281	6,842,880	US$	4,778,433	13,077,961

Weighted average common share – Basic		19,304,921	19,304,921		19,304,921	19,304,921

Weighted average common share – Diluted		19,304,921	19,304,921		19,304,921	19,304,921

EPS – Basic		0.16	0.26		0.28	0.51

EPS – Diluted	US$	0.16	0.26	US$	0.28	0.51

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Six Months Ended June 30, 2012 and 2011

	Six Months Ended June 30,
	2012		2011

Cash Flows from Operating Activities
Net Income	US$	5,330,016	9,824,519
Adjustments to reconcile net income (loss) to net cash
from operating activities:
Noncontrolling Interest In Subsidiaries		541,923	1,022,207
Bad Debt Expense		27,775	578,855
Depreciation and Amortization		3,787,576	3,431,967
Loss on disposal of Fixed Assets		2,333	-
Changes in Assets and Liabilities:
Account Receivables		(3,517,570)	(16,957,484)
Bank acceptance notes from customers		6,248,483	12,686,597
Other Currents Assets		2,420,536	(952,670)
Inventory		1,308,149	(9,270,332)
Prepayments		(4,688,661)	(645,702)
Deferred tax assets		(189,870)	(187,706)
Accounts Payable and Bank acceptance notes to vendors		(2,587,357)	12,203,405
Income Tax Payable		966,078	195,517
Deposits Received from Customers		(43,080)	(2,752,132)
Other Current Liabilities and Accrued Expenses		577,231	1,347,385
Deferred tax liabilities		27,798	26,746
Net Cash Flows from Operating Activities		10,211,360	10,551,172

Cash Flows from Investing Activities
Acquisition of Property and Equipment		(415,296)	(4,855,872)
Sales proceeds of disposal of fixed assets		3,096	-
Leasehold Improvements in Progress		(31,069)	-

Net Cash Flows from Investing Activities		(443,269)	(4,855,872)

Cash Flows from Financing Activities
Proceeds from (Repayment of) Bank Loans		(4,325,512)	1,532,234
Repayment of capital lease		(1,129,247)	-

Net Cash flows from Financing Activities		(5,454,759)	1,532,234

Effects on changes in foreign exchange rate		(80,441)	261,553

Net Change in Cash and Cash Equivalents		4,232,891	7,489,087

Cash and Cash Equivalents- Beginning of the year		17,116,692	6,691,078

Cash and cash Equivalents - End of the period	US$	21,349,583	14,180,165

Supplemental Cash Flow Disclosures:
Interest Paid		690,117	1,319,871
Tax Paid		1,489,636	1,888,263

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